Exhibit 10.1

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement (as defined below) is made and entered into as of September 7, 2018 by Digital Turbine, Inc., a Delaware corporation (the “Company”), and Barrett Garrison (the “Executive”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Employment Agreement.

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of August 31, 2016 (the “Employment Agreement”), pursuant to which the Executive currently is serving as Chief Financial Officer of the Company;

WHEREAS, the Board of Directors has determined that the Company should make certain amendments to the Employment Agreement as further described herein; and

WHEREAS, the Company and the Executive desire to enter into this Amendment to effectuate such amendments to the Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree to amend the Employment Agreement, as follows:

1. Amendment to Section 3 of the Employment Agreement. Section 3 of the Employment Agreement is amended and restated to read as follows:

“Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement commenced on the Start Date and shall continue on an at-will basis, subject to termination by the Company or Executive at any time (the period of time commencing on the Start Date through the termination of this Agreement being the “Term”)”

2.; Amendment to Section 4(a) of the Employment Agreement. Section 4(a) of the Employment Agreement is amended and restated to read as follows:

“Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive an annual salary (the “Salary”) at the annual rate of Three Hundred Twenty Five Thousand Dollars ($325,000). The Executive’s Salary shall be payable in periodic installments in accordance with the Company’s usual practice for its employees, but in no event less than monthly over the year in which the Salary is earned.”

3. Amendment to Section 6(d) of the Employment Agreement. Section 6(d) of the Employment Agreement is amended and restated to read as follows:

“Disability. If the Executive shall become Disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer during the period of such Disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months payable at the same time as such amounts would otherwise have been paid to the Executive had he continued in his current capacity. If the Executive is unable to perform substantial services of any kind for the Employer during this period, such period shall be considered a paid leave of absence and the Executive shall have the contractual right to return to employment at any time during such period. If the Executive’s Disability continues beyond such twelve (12) month period, the Executive’s employment may be terminated by the Employer by reason of Disability at any time thereafter. For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Executive, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Employer and one (1) physician approved by the Executive (the “Examining Physicians”), or, in the event of the Executive’s total physical or mental disability, the Executive’s legal representative, that the Executive suffers from a physical or mental impairment that renders the Executive unable to perform the Executive’s regular personal duties under this Agreement and that such impairment can reasonably be expected to continue for a period of three (3) consecutive months or for shorter periods aggregating ninety (90) in any twelve (12) month period; provided, however, that the Executive’s primary care physician may not serve as one of the Examining Physicians without the consent of the Employer and the Executive (or the Executive’s legal representation). The Executive shall cooperate with any reasonable request of a physician to submit to a physical examination for purposes of such certification. Nothing in this Section 6(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.”

4. Amendment to Section 6(e) of the Employment Agreement. Section 6(e) of the Employment Agreement is amended by changing the reference therein to “Schedule C” to be “Schedule D”.

5. Amendment to Section 7(a) of the Employment Agreement. Section 7(a) of the Employment Agreement is amended by deleting from the first sentence thereof the words “during or upon expiration of the Term.”

6.; Amendment to Section 7(b) of the Employment Agreement. Section 7(b) of the Employment Agreement is amended and restated to read as follows:

“Termination by the Company Without Cause or by the Executive for Good Reason. In the event of termination of the Executive’s employment with the Company pursuant to Section 6(b) or 6(e) above, and subject to the Executive’s execution and delivery of a release of any and all legal claims in a form satisfactory to the Company, and expiration of any revocation period without the release being revoked, within forty-five (45) days following the Termination Date (the “Release Period”), the Company shall provide to the Executive, in addition to the Accrued Compensation, the following termination benefits (“Termination Benefits”):

(i) continuation of the Executive’s Salary at the rate and in accordance with the Company’s payroll practices then in effect pursuant to Section 4(a); and

(ii) continuation of any executive health and group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the Company to the extent that the Company was covering such premiums as of the Termination Date (if permitted by law without violation of applicable discrimination rules, or, if not, the equivalent after-tax value payable as additional severance at the same time such premiums are otherwise payable);

(iii) a pro-rated portion of the Annual Cash Incentive (as provided for in Schedule B) applicable to the fiscal year in which the Termination Date occurs (but, for clarity, not for any period after such fiscal year), based on the percentage completion of such fiscal year (measured from April 1st of such year through the Termination Date) and the degree of attainment of the applicable Annual Financial Goals (as defined in Schedule B) as of the Termination Date, as reasonably determined by the Compensation Committee, and paid at the same time as a bonus would otherwise be payable under Section 4(b);

(iv) acceleration of vesting of the options amended and/or granted under this Agreement on a pro-rata basis as if the vesting schedule had been monthly rather than annual, advanced to the next month; and

(v) acceleration of vesting of such number of PSUs that have been granted to Executive under Schedule A but which are then unvested, determined, for each then outstanding granted but unvested grant, by multiplying the PSUs that Executive would receive at each applicable “Target” level of performance, by a fraction, the numerator of which is the number of calendar months elapsed from the Grant Date of the applicable grant of PSUs through the Termination Date, and the denominator of which is 36 months.

The Termination Benefits set forth in subsections 7(b)(i) and (ii) and above shall continue effective for a period starting on the Termination Date and ending on the first anniversary of the Termination Date (the “Termination Benefits Period”); provided, however, (i) that if the termination pursuant to Section 6(b) or 6(e) above occurs within twelve (12) months of a Change of Control, then the Termination Benefits Period shall be a period of eighteen (18) consecutive months starting on the Termination Date; and (ii) that in the event that the Executive commences any employment during the Termination Benefits Period, the benefits provided under Section 7(b)(ii) shall cease effective as of the date Executive qualifies for group health plan benefits in his new employment. The Company’s liability for Salary continuation pursuant to Section 7(b)(i) shall not be reduced by the amount of any severance pay paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Company. Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after Company-paid premiums cease. The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the Termination Benefits Period.

The Company acknowledges and agrees that under certain circumstances involving the termination of the Executive’s employment and/or a Change of Control transaction involving the Company, the Executive shall be entitled to accelerated vesting on his options to purchase shares of capital stock of the Company, all to the extent provided in that certain Stock Option Agreements referred to in Section 4(e) hereof.

Any Termination Benefits (subject to Executive’s timely execution, delivery and nonrevocation of the required release) that otherwise would become due and payable prior to the end of the Release Period (including Salary continuation payments and COBRA premium payments otherwise due during the Release Period) shall be paid on Company’s first regular payroll date following the end of the Release Period.”

7. Amendment to Section 8(g) of the Employment Agreement. Section 8(g) of the Employment Agreement is amended by changing the reference therein to “Schedule D” to be “Schedule C”.

8. Amendment to Section 18 of the Employment Agreement. Section 18 of the Employment Agreement is amended by changing the reference therein to “Schedule C” to be “Schedule D”.

9. Addition of New Schedule A to Employment Agreement. Schedule A to the Employment Agreement is amended and restated as follows:

“Schedule A

Annual Cash Incentive:

Commencing for the fiscal year ending March 31, 2019 and continuing for each fiscal year thereafter while the Executive is employed as the CFO of the Company, the Compensation Committee of the Board will, within 30 days the Board’s approval of the annual operating plan for a given fiscal year, but not later than the end of the first fiscal quarter of the fiscal year, determine, after consultation with the Executive, Threshold, Target and Stretch Target revenue and earnings goals for that specific fiscal year, each representing an increasingly higher level of achievement, which goals shall be provided in the writing to the Executive (“Annual Financial Goals”). Earnings goals shall generally be the same primary measure of profitability used by the Company in its public guidance (such as Adjusted EBITDA), but the Committee retains the right to use a different measure. If an extraordinary change occurs, such as a merger or recapitalization, the Committee may, in its reasonable discretion, revise the Annual Financial Goals after discussion with the Executive to preserve the original incentive structure and degree of achievement as existed prior to such change.

The amount of the Threshold, Target and Stretch Target bonuses shall be 25%, 50% and 100% of the Executive’s Base Salary for the applicable fiscal year, and shall only be paid in cash. For example, for the fiscal year ending March 31, 2019, the Base Salary is $325,000, so the Threshold, Target and Stretch Target bonus would be, if the applicable goals are achieved, $81,250; $162,500: and $325,000.

Achievement of Annual Financial Goals shall be determined promptly after the Company’s annual financial statements for the fiscal year for the applicable period have been publicly issued and certified by the Company’s auditors. Any interpretative issues in reconciling earnings goals to audited numbers shall (a) be resolved as much as possible based on the Company’s publicly filed reconciliations of the same and (b) as to any other questions shall be determined in the reasonable discretion of the Compensation Committee after good faith discussion with Executive.

The Committee retains the sole discretion to award a pro-rated amount of any applicable bonus based on partial achievement, but the Company and the Committee has no obligation to do so and Executive confirms he has no expectation that the Company or the Committee will do so.

Annual Cash Incentive	Threshold Bonus	Target Bonus	Stretch Target Bonus
Revenue Goal (40%)	Executive receives 40% of the Threshold Bonus only if the applicable Revenue goal is achieved.	Executive receives 40% of the Target Bonus only if the applicable Revenue goal is achieved.	Executive receives 40% of the Stretch Target Bonus only if the applicable Revenue goal is achieved.
Earnings Goal (40%)	Executive receives 40% of the Threshold Bonus only if the applicable earnings goal is achieved.	Executive receives 40% of the Target Bonus only if the applicable earnings goal is achieved.	Executive receives 40% of the Stretch Target Bonus only if the applicable earnings goal is achieved.
Discretionary (20%)	Executives receives 20% of the highest bonus tier he has earned if, in the sole discretion of the Compensation Committee, he has achieved exceptional results for the Company in the areas of compliance and financial reporting and such other areas of focus as the Committee deems appropriate. If Executive has not earned any bonus tier, the Committee retains the discretion to award the Discretionary bonus base on 20% of the Threshold bonus.

Long Term Incentive:

Commencing with the fiscal year ending March 31, 2019, and continuing for each fiscal year thereafter while the Executive is employed as the CFO of the Company, the Compensation Committee of the Board will grant to the Executive, when the Company makes Company-wide annual equity grants for such fiscal year (such date, the “Grant Date”), time-vesting and performance-vesting Restricted Stock Units pursuant to the Amended and Restated 2011 Equity Incentive Plan of Mandalay Digital Group, Inc. (the “Plan”) in amounts determined below, subject, for the avoidance of doubt, to any applicable annual limit set forth in Section 9.5 of the Plan. Capitalized terms used in these provisions pertaining to the Long Term Incentive, and not otherwise defined in the Agreement, shall have the meanings set forth in the Plan.

Time-Vesting Restricted Stock Units

The time-vesting Restricted Stock Units (RSUs) shall be for a number of Shares of Company common stock having aggregate Fair Market Value on the Grant Date as determined by the Compensation Committee in its discretion. Such RSUs will vest on the following schedule, provided that the Executive continues to be employed by the Company through each vesting date:

On the first anniversary of the Grant Date	1/3 of the Shares

On the monthly anniversary of the Grant Date each
month after the first anniversary of the Grant Date	an additional 1/36 of the Shares
through the third anniversary of the Grant Date

Any RSUs that have not vested prior to the termination of the Executive’s employment with the Company shall terminate immediately upon the Executive’s termination of employment and thereafter shall be of no further force or effect.

On each vesting date, the number of Shares with respect to which the RSU then vests immediately shall be issued to the Executive. The Company is authorized to withhold applicable taxes upon issuance of such Shares pursuant to Section 21 of the Agreement.

Performance-Vesting Restricted Stock Units

The performance-vesting Performance Stock Units (PSUs) shall be for a number of Shares of Company common stock having aggregate Fair Market Value on the Grant Date as determined by the Compensation Committee in its discretion. Such PSUs will be earned and vest on the third anniversary of the Grant Date, provided that the Executive continues to be employed by the Company through such date, with the number of Shares then earned and vested determined as described below.

On or before the Grant Date of the PSUs, the Board shall establish, after consultation with the Executive, Threshold, Target and Stretch Target Revenue and EBITDA goals for the three fiscal year period beginning with the fiscal year immediately following the fiscal year for which the Long Term Incentive grant is being made, which goals shall be provided in the writing to the Executive (“LTI Financial Goals”). Vesting of PSUs granted for each fiscal year will be based fifty percent (50%) upon level of satisfaction of the 3-year Revenue goal and fifty percent (50%) upon level of satisfaction of the 3-year EBITDA goal. If an extraordinary event occurs during the three fiscal year period, such as a merger or recapitalization of the Company, the Board may, in its reasonable discretion, revise the LTI Financial Goals after discussion with the Executive to preserve the original incentive structure and degree of achievement as existed prior to such change. LTI Financial Goals may be stated as achievement of a given level of revenue and EBITDA for each year of the three-year period, or of a given aggregate level of revenue and EBITDA over the three-year period. Level of vesting of PSUs with respect to Revenue and EBITDA goals will be in accordance with the following schedule, with straight line interpolation for achievement between Threshold and Target performance and between Target and Stretch Target performance:

PSU Vesting	Threshold	Target	Stretch Target
3 Year Revenue Target (50% of 3-year vest PSU grant)	50% of Revenue goal portion of PSUs	100% of Revenue goal portion of PSUs	200% of Revenue goal portion of PSUs
3 Year EBITDA Target (50% of 3-year vest PSU grant)	50% of EBITDA goal portion of PSUs	100% of EBITDA goal portion of PSUs	200% of EBITDA goal portion of PSUs

Achievement of LTI Financial Goals shall be determined promptly after the Company’s annual financial statements for the last fiscal year for the applicable period have been publicly issued and certified by the Company’s auditors. Any interpretative issues in reconciling EBITDA goals to audited numbers shall (a) be resolved as much as possible based on the Company’s publicly filed reconciliations of the same and (b) as to any other questions shall be determined in the reasonable discretion of the Compensation Committee after good faith discussion with Executive.

No PSUs shall vest with respect to any LTI Financial Goal that is not met at the Threshold level of above. Vesting shall not exceed 200% of PSUs for performance above the Stretch Target level.

Except as set forth in Section 7(b)(v) of the Agreement, if the Executive’s employment with the Company terminates prior to the third anniversary of the Grant Date, the PSUs shall not vest and shall terminate immediately upon the Executive’s termination of employment and thereafter shall be of no further force or effect.

On the vesting date (including on the last day of the Release Period for any PSUs vesting under Section 7(b)(v) of the Agreement), the number of Shares with respect to which the PSU then vests immediately shall be issued to the Executive. The Company is authorized to withhold applicable taxes upon issuance of such Shares pursuant to Section 21 of the Agreement.

Notwithstanding anything herein to the contrary, in addition to the clawback rights contained elsewhere in this Agreement or applicable under the law, the Compensation Committee shall be entitled to exercise negative discretion to nullify any grant of PSUs and to cancel any Shares issued with respect thereto up until the date that is two (2) years after the vesting date thereof if the Compensation Committee determines in good faith that the Company’s financial statements for any period whose performance was measured as part of the PSUs are, or must be, restated in any manner adverse to the Company or the attainment of any Threshold, Target or Stretch Target goal, or if the Executive committed any of the acts specified in Section 6(a)(i) or 6(a)(ii) of this Agreement. Executive shall not sell or otherwise dispose of any Shares issued pursuant to PSUs until the period applicable to such Shares for exercising negative discretion has lapsed.

The Executive acknowledges and agrees that, as set forth in the Company’s current report on Form 8-K dated June 12, 2018 and as approved by the compensation committee of the Board of Directors on or about June 10, 2018, (i) he has received the grant contemplated above for the fiscal year ending March 31, 2019 and therefore no other long term incentive grants are due to be made to him for the fiscal year ending March 31, 2019 and (ii) the annual and three year revenue and EBITDA goals for the year ending March 31, 2019 and three years ending March 31, 2021, respectively, were duly established and communicated to Executive in compliance with this Agreement, and are the same as those established for the CEO.”

10. Miscellaneous.

a. Except as amended and/or restated hereby, all other provisions of the Employment Agreement shall remain unchanged and are in full and force and effect in accordance with their terms and conditions.

b. In the event of a conflict between this Amendment and the Employment Agreement, this Amendment shall govern.

c. The Employment Agreement and this Amendment may only be amended further by a written agreement executed by the parties hereto and approved by the Board of Directors of the Company or a committee of the Board of Directors.

d. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

e. The Employment Agreement, as amended by this Amendment, represents the entire agreement between the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

DIGITAL TURBINE, INC.

By:	/s/ William Stone
Name: William Stone
Title: Chief Executive Officer

BARRETT GARRISON

/s/ Barrett Garrison
Barrett Garrison